SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOURCE CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

June 26, 2024

Dear Shareholder:

We are sending this follow-up letter to draw your attention to two important proposals related to your investment in Source Capital, Inc. (ticker SOR) (the “Company”). These proposals require shareholders to vote, and we ask for your consideration as you are one of the larger shareholders who has not yet voted.

First, you are being asked to vote on the election of five (5) Director nominees, all of whom currently serve as Directors of the Company. Second, you are being asked to vote on approving an Agreement and Plan of Reorganization (the “Agreement”) through which the Company would be reorganized into a newly formed Delaware statutory trust named “Source Capital”. The Board has reviewed the Agreement and believes that the Delaware statutory trust offers a number of advantages over the current Delaware corporation, including more favorable tax treatment (saving the Company and shareholders approximately $125,000 in corporate franchise taxes annually), and should permit the Company to operate in a more flexible and cost-effective manner.

The Board unanimously recommends that you vote “FOR” each proposal.

The investment objective, investment strategies, policies and restrictions of the Delaware trust will be identical to those of the Company in effect immediately prior to the Reorganization. The reorganization is not expected to result in the recognition of gain or loss by the Company or its shareholders for federal income tax purposes. This Proxy Statement is available on the internet at https://vote.proxyonline.com/fpa/docs/sourcecapital2024.pdf.

In order to complete the reorganization and realize the benefits of doing so, we need your vote on this matter. Please contact our proxy tabulator EQ Fund Solutions to cast your vote toll-free at 1-866-751-6311, or you may email your voting instructions directly to votemyproxy@equiniti.com. In your call or email, please reference the Investor ID in the table below.

YOUR INVESTOR PROFILE:

Shares:	Shares	Fund:	Fund Name
Cusip:	CUSIP	Investor ID:	Mail ID

We very much appreciate your attention and action regarding this matter. Thank you in advance.

Sincerely,

J. Richard Atwood

Managing Partner of First Pacific Advisors, LP

Director of Source Capital, Inc.

atwood@fpa.com